Exhibit 10.15
FOURTH AMENDMENT TO
VOTING AGREEMENT
     THIS FOURTH AMENDMENT (this “Amendment”) to that certain Voting Agreement, dated as of May 20, 2008, as amended on July 25, 2008, August 21, 2008 and August 27, 2008 (the “Voting Agreement”), is entered into effective as of this ___day of October, 2008 by and among Panagiotis Zafet and Simon Zafet (together, the “Former Shareholders”), and United Capital Investments Corp., Atrion Shipholding S.A., Plaza Shipholding Corp., and Comet Shipholding, Inc. (collectively, the “Investors”), and Georgios Koutsolioutsos, Alexios Komninos and Ioannis Tsigkounakis (collectively, the “Inside Shareholders”), as shareholders or beneficial owners of interests in stock of Seanergy Maritime Corp., a Marshall Islands corporation (the “Company”), as the case may be (the Former Shareholders, the Investors and the Inside Shareholders are individually a “Shareholder” and collectively, the “Shareholders” when referred to with respect to either or both of the Company and Buyer, as hereinafter defined), the Company, as the sole shareholder of Seanergy Maritime Holdings Corp. f/k/a Seanergy Merger Corp., a Marshall Islands corporation (“Buyer”) and each of the directors of the Company and Buyer identified in Schedule 1 attached hereto.
     WHEREAS, on each of June 5, 2008, June 10, 2008, July 15, 2008, July 23, 2008, July 24, 2008, and August 11, 2008, United Capital Investments Corp. (“United”) purchased in open market and/or negotiated block purchases an aggregate of 7,630,983 shares of Common Stock (the “Restis Affiliate Open Market/Block Purchase Shares”);
     WHEREAS, on July 30, 2008, United transferred 75% of the shares of Common Stock it purchased on July 15, 2008, July 23, 2008 and July 24, 2008 to each of the other Investors in equal portions;
     WHEREAS, on September 3, 2008, United transferred 75% of the shares of Common Stock it purchased on August 11, 2008 to the other Investors in equal portions;
     WHEREAS, on July 23, 2008 and August 25, 2008, Mr. Georgios Koutsolioutsos purchased in the open market an aggregate of 492,680 shares of Common Stock (the “GK Open Market Shares”);
     WHEREAS, on August 19, 2008, Mr. Ioannis Tsigkounakis purchased in the open market 20,000 shares of Common Stock (the “IT Open Market Shares” and collectively with the Restis Affiliate Open Market/Block Purchase Shares, and the GK Open Market Shares, the “Inside Shareholders Additional Purchased Shares”);
     WHEREAS, pursuant to the terms of the Voting Agreement, each of the Company and Buyer shall have a Shipping Committee composed of three directors to consider and vote upon matters involving shipping and ship finance;
     WHEREAS, pursuant to the terms of the Voting Agreement, each of the Shipping Committees shall be composed of two directors appointed by the Investors and one director appointed by the Inside Shareholders;

     WHEREAS, pursuant to the terms of the Voting Agreement any vacancies on the respective Shipping Committees are to be filled by the party that made the appointment of the person whose resignation or removal has caused such vacancies;
     WHEREAS, pursuant to Marshall Islands’ law, the members of the Board of Directors have the power to fill vacancies on any committees of the Board of Directors;
     WHEREAS, the Voting Agreement provides that the Shareholders shall vote or cause to be voted all of their respective Shares in favor of the three (3) nominees selected by the Inside Shareholders and the three (3) nominees selected by the Investors until the earlier of the Dissolution or September 30, 2008, at which time the Shareholders shall thereafter vote or cause to be voted all of their respective Shares in favor of the six (6) nominees selected by the Inside Shareholders and the six (6) nominees selected by the Investors;
     WHEREAS, the Shareholders have determined to delay increase in the number of individuals nominated by each of the Inside Shareholders and the Investors from three (3) persons to six (6) persons until the Company’s annual meeting of shareholders (the “2008 Annual Meeting”), which meeting shall take place in the fourth quarter of 2008;
     WHEREAS, each of the Shareholders, the Company and Buyer wish to amend the Voting Agreement to bind the directors of each of the Company and Buyer to appoint replacements to the respective Shipping Committees in accordance with Section 5 of this Voting Agreement and to delay increase in the number of individuals nominated by each of the Inside Shareholders and the Investors from three to six, as more fully described below.
     NOW THEREFORE, in consideration of the foregoing and for other consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
AMENDMENTS
     1. The second sentence of Section 1(a) of the Voting Agreement is hereby deleted and replaced with the following:
Notwithstanding the foregoing, until the 2008 Annual Meeting, all Shareholders shall vote or cause to be voted all Shares (as defined in Section 3 below) in the Company owned by him, her or it, or over which he, she or it has voting control, at such meeting or in such consent, and otherwise use his, her or its respective best efforts, so as to cause three (3) people named by the Investors to be elected to the Board of Directors of the Company.
     2. The second sentence of Section 2(a) of the Voting Agreement is hereby deleted and replaced with the following:

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Notwithstanding the foregoing, until the 2008 Annual Meeting, all Shareholders shall vote or cause to be voted all Shares (as defined in Section 3 below) in the Company owned by him, her or it, or over which he, she or it has voting control, at such meeting or in such consent, and otherwise use his, her or its respective best efforts, so as to cause three (3) people named by the Inside Shareholders to be elected to the Board of Directors of the Company.
     3. Section 5 of the Voting Agreement is amended by deleting the fourth and fifth sentences of such section and adding the following sentences as the fourth, fifth and sixth sentences of such section:
The Board of Directors of each of the Company and Buyer shall cause their respective Shipping Committee to be composed of two “inside” directors nominated by the Investors and one director (either “inside” or “independent”) nominated by the Inside Shareholders. In the event of any vacancies on the Shipping Committee, the party that made the original nomination of the person whose resignation or removal has caused such vacancies shall nominate a new director to fill such vacancies. In filling any vacancy of the Shipping Committee of either of the Company or Buyer, the Board of Directors of each of the Company and Buyer, as the case may be, shall fill any vacancies on the Shipping Committee by appointing the nominee selected by either the Investors or Inside Shareholders, as the case may be, in accordance with the preceding sentence.
     4. Section 10 is hereby amended by adding the following as subsections (o) and (p)
(o) Execution by Directors. Each Director shall execute this Amendment and become a party to this Voting Agreement only to the extent necessary to subject him/herself to the obligations set forth in Section 5, as amended hereby.
(p) Execution of Joinder. The Company shall cause each Director appointed to the Board of Directors of either the Company or Buyer, as the case may be, after the date hereof to execute a joinder to this Voting Agreement and to agree to be bound by the terms of Section 5, as amended.
MISCELLANEOUS
     1. The parties hereto acknowledge and confirm that other than as amended herein, the Voting Agreement shall remain in full force and effect and shall continue to evidence, guarantee and support their respective obligations.
     2. The parties hereto acknowledge and agree that any breach of any provision herein or failure by any party hereto to comply with and perform any of the agreements contained herein shall constitute a breach under the Voting Agreement.

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     3. This Amendment may be executed by the parties hereto in separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same instrument. All such counterparts may be delivered among the parties hereto by facsimile or other electronic transmission, which shall not affect the validity thereof.
     4. This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York (without reference to the conflicts of law provisions thereof). Any dispute regarding this Amendment shall be exclusively referred to arbitration in London and conducted in accordance with Arbitration Act 1996 (England and Wales) or any statutory modification or re-enactment thereof, and the parties agree to submit to the personal and exclusive jurisdiction and venue of such arbitrators. Any and all disputes hereunder shall be referred by the parties hereto to three arbitrators, each party to appoint one arbitrator and the two so appointed shall appoint the fourth who shall and as chairman of such panel of arbitrators. Upon receipt by one party of the nomination in writing of such other party’s arbitrator, that party shall appoint its arbitrator within ten days, failing which the decision of the single arbitrator appointed shall apply. The two arbitrators so appointed shall appoint the fourth arbitrator within ten days, failing which the single arbitrator shall act as sole arbitrator and any decision of the sole arbitrator shall be binding on both parties. The arbitration shall be conducted in accordance with the terms of the London Maritime Arbitrators Association (“LMAA”) then in effect. The parties agree that any tribunal constituted under this Amendment shall have the power to order consolidation of proceedings or concurrent hearings in relation to any and all disputes arising out of or in connection with this Amendment or the other Transaction Documents, which involve common questions of fact or law, and to make any orders ancillary to the same, including, without limitation, any orders relating to the procedures to be followed by the parties in any such consolidated proceedings or concurrent hearings. Consolidated disputes are to be heard by a maximum of three arbitrators, each party to have the right to appoint one arbitrator. In case a dispute arises as to whether consolidation is appropriate (including without limitation conflicting orders of relevant tribunals) and/or as to the constitution of the tribunal for any such consolidated proceedings, each party shall have the right to apply to the President for the time being of the LMAA for final determination of the consolidation of the proceedings and/or constitution of such tribunal. For purposes of this Amendment, the Company, shall be deemed to be one party, the Investors shall be deemed to be one party, and the Inside Shareholder shall be deemed to be one party.
     5. Capitalized terms used but not defined herein shall have the meanings specified in the Master Agreement.
[SIGNATURE PAGE FOLLOWS]

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     IN WITNESS WHEREOF, this Amendment has been executed by the parties hereto as of the day and year first above written.

The Former Shareholders:

/s/ Panagiotis Zafet		1,3750,000

Panagiotis	Zafet, by his attorney-in-fact	Number of Former Shareholder Shares

/s/ Simon Zafet		1,3750,000

Simon Zafet, by his attorney-in-fact		Number of Former Shareholder Shares

The Investors:

UNITED CAPITAL INVESTMENTS CORP.

By:	/s/ Evan Breibart	3,362,196
	Name: Evan Breibart	Number of Investor Shares
	Title: Attorney in fact

ATRION SHIPHOLDING S.A.

By:	/s/ Evan Breibart	2,749,195
	Name: Evan Breibart	Number of Investor Shares
	Title: Attorney in fact

PLAZA SHIPHOLDING CORP.

By:	/s/ Evan Breibart	2,749,195
	Name: Evan Breibart	Number of Investor Shares
	Title: Attorney in fact

COMET SHIPHOLDING, INC.

By:	/s/ Evan Breibart	2,749,195
	Name: Evan Breibart	Number of Investor Shares
	Title: Attorney in fact

The Inside Shareholders:

/s/ Georgios Koutsolioutsos	2,802,680

Georgios Koutsolioutsos	Number of Insider Shares

/s/ Alexios Komninos	302,500

Alexios Komninos	Number of Insider Shares

/s/ Ioannis Tsigkounakis	157,500

Ioannis Tsigkounakis	Number of Insider Shares

SEANERGY MARITIME CORP.

By:	/s/ Dale Ploughman Name: Dale Ploughman
Title: Chief Executive Officer

Directors of the Company and Buyer:

/s/ Georgios Koutsolioutsos Georgios Koutsolioutsos

/s/ Alexios Komninos Alexios Komninos

/s/ Ioannis Tsigkounakis Ioannis Tsigkounakis

/s/ Dale Ploughman Dale Ploughman

/s/ Kostas Koutsoubelis Kostas Koutsoubelis

/s/ Elias M. Culucundis Elias M. Culucundis

Schedule 1
Directors
of
Seanergy Maritime Corp.
and
Seanergy Maritime Holdings Corp.
Georgios Koutsolioutsos
Dale Ploughman
Alexios Komninos
Ioannis Tsigkounakis
Elias M. Culucundis
Kostas Koutsoubelis